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                                                                       Exhibit 6

                                                                  April 24, 1998

The Prudential Insurance
Company of America
Prudential Plaza
Newark, New Jersey 07102-3777

To Prudential:

This opinion is furnished in connection with the registration by The Prudential Insurance Company of America of variable appreciable life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No.20 to the Registration Statement No. 33-20000 on Form S-6 describes the Contracts. I have reviewed the two Contract forms and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:


     (1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Hypothetical Illustrations of Death Benefits and Cash Surrender Values", based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract issued on a male age 35, than to prospective purchasers of Contracts on males of other ages or on females.

     (2) The illustrations of the effect of a Contract loan on the cash surrender value included in the section of the prospectus entitled "Contract Loans", based on the assumptions stated in the illustration, is consistent with the provisions of the Form A Contract.

     (3) The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon The Prudential Insurance Company of America as the result of the enactment of Section 848 of the Internal Revenue Code. In reaching that conclusion a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a projected after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,


/s/
-------------------------------------
Pamela A. Schiz, FSA, MAAA
Actuarial Director
The Prudential Insurance Company of America

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